EXHIBITS 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TALEO CORPORATION,

WYOMING ACQUISITION CORPORATION,

WORLDWIDE COMPENSATION, INC.,

AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY

DENNIS M. ROHAN

AS SHAREHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of September 14, 2009

TABLE OF CONTENTS

ARTICLE I THE MERGER

1.1	The Merger
1.2	Effective Time
1.3	Effect of the Merger
1.4	Certificate of Incorporation and Bylaws
1.5	Directors and Officers
1.6	Effect of Merger on the Capital Stock of the Constituent Corporations
1.7	Dissenting Shares
1.8	Surrender of Certificates
1.9	No Further Ownership Rights in Company Transferred Stock
1.10	Lost, Stolen or Destroyed Certificates
1.11	Taking of Necessary Action; Further Action

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization of the Company
2.2	Company Capital Structure
2.3	Subsidiaries
2.4	Authority
2.5	No Conflict
2.6	Consents
2.7	Company Financial Statements
2.8	Internal Controls
2.9	No Undisclosed Liabilities
2.10	No Changes
2.11	Accounts Receivable
2.12	Tax Matters
2.13	Restrictions on Business Activities
2.14	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information
2.15	Intellectual Property
2.16	Agreements, Contracts and Commitments
2.17	Interested Party Transactions
2.18	Governmental Authorization
2.19	Litigation
2.20	Minute Books
2.21	Environmental Matters
2.22	Brokers’ and Finders’ Fees; Third Party Expenses
2.23	Employee Benefit Plans and Compensation
2.24	Insurance
2.25	Compliance with Laws
2.26	Export Control Laws
2.27	Foreign Corrupt Practices Act
2.28	Substantial Customers and Suppliers

2.29	Complete Copies of Materials
2.30	Representations Complete
2.31	Information Statement

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

3.1	Organization and Standing
3.2	Authority
3.3	No Conflict
3.4	Consents
3.5	Cash Resources

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business of the Company
4.2	No Solicitation
4.3	Procedures for Requesting Parent Consent

ARTICLE V ADDITIONAL AGREEMENTS

5.1	Access to Information
5.2	Company Approval
5.3	Confidentiality
5.4	Public Disclosure
5.5	Efforts
5.6	Notification of Certain Matters
5.7	Additional Documents and Further Assurances
5.8	Merger Notification
5.9	Notice to Holders of Company Options and Company Warrants
5.10	Consents
5.11	Termination of Agreements
5.12	Proprietary Information and Inventions Assignment Agreement
5.13	New Employment Benefits
5.14	Employment Offer and Non-Competition Agreements
5.15	Resignation of Officers and Directors
5.16	Termination of Certain Company Employee Plans
5.17	Expenses
5.18	Spreadsheet
5.19	Release of Liens
5.20	Accounts Payable
5.21	Employee Severance
5.22	New ACV Schedule
5.23	FIRPTA Compliance
5.24	Tax Bonus Payments

ARTICLE VI CONDITIONS TO THE MERGER

6.1	Conditions to Obligations of Each Party to Effect the Merger

6.2	Conditions to the Obligations of Parent and Sub
6.3	Conditions to Obligations of the Company

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1	Survival of Representations and Warranties
7.2	Indemnification
7.3	Maximum Payments; Remedy
7.4	Escrow Arrangements
7.5	Shareholder Representative

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

8.1	Termination
8.2	Effect of Termination
8.3	Amendment
8.4	Extension; Waiver

ARTICLE IX GENERAL PROVISIONS

9.1	Notices
9.2	Interpretation
9.3	Counterparts
9.4	Entire Agreement; Assignment
9.5	Severability
9.6	Other Remedies
9.7	No Third Party Beneficiaries
9.8	Governing Law; Exclusive Jurisdiction
9.9	Rules of Construction
9.10	Attorney’s Fees
9.11	USA Patriot Act Compliance

INDEX OF EXHIBITS

Exhibit                                           Description

Exhibit A	Form of Employment Offer and Non-Competition Agreement

Exhibit B	Form of Consideration Holdback Agreement

Exhibit C	Form of Agreement of Merger

Exhibit D	Form of 280G Waiver

Exhibit E	Form of Legal Opinion of Counsel to the Company delivered to Parent

Exhibit F	U.S. Bank Money Market Account

Schedules

Schedule 5.11                                 Terminated Agreements

Schedule 5.19                                  Liens

Schedule 5.24                                  Tax Bonuses

Schedule 6.2(i)                                Third Party Consents

Schedule 6.2(j)                                 Terminated Agreements

Schedule 6.2(w)                                Liens to be Released

Schedule 7.2(a)                                 Other Indemnity Matters

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 14, 2009 by and among Taleo Corporation, a Delaware corporation (“Parent”), Wyoming Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Sub”), Worldwide Compensation, Inc., a California corporation (the “Company”), and with respect to Article VII, Article VIII and Article IX hereof only, Dennis M. Rohan as shareholder representative (the “Shareholder Representative”), and U.S. Bank National Association as escrow agent.

RECITALS

A.  The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B.  Parent, Sub and the Company have previously entered into an Agreement and Plan of Merger, dated as of September 3, 2008 (the “Original Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of such acquisition and their agreements with respect thereto, effective as of the date hereof.

C.  Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company, including all of the issued and outstanding Company Options and Company Warrants, shall be converted into the right to receive the consideration set forth herein.

D.  A portion of the consideration otherwise payable by Parent to the Shareholders in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

E.  The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

F.  Prior to the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company’s board of directors have unanimously approved, and the Shareholders have approved, this Agreement, the Merger and the transactions contemplated hereby.

G.  Concurrent with the execution and delivery of the Original Agreement, as a material inducement to Parent and Sub to enter into the Original Agreement, (i) each of the Key Employees executed an employment offer letter and non-competition agreement, each in substantially the form attached hereto as Exhibit A (an “Employment Offer and Non-Competition Agreement”), with Parent to be effective as of the Effective Time, and (ii) each of the Founders entered into a consideration holdback agreement, each in substantially the form attached hereto as Exhibit B (a “Consideration Holdback Agreement”).

H.  Concurrent with the execution and delivery of the Original Agreement, Parent, the Company and certain securityholders of the Company have entered into that certain Purchase Option Agreement dated September 3, 2008 (the “Option Agreement”), pursuant to which the Company has granted to Parent an exclusive, irrevocable right, in Parent’s sole discretion, to acquire the Company through the merger of a wholly-owned subsidiary of Parent with and into the Company at any time prior to the termination of this Agreement.

I.           Concurrent with the execution and delivery of this Agreement, the Option Agreement shall be terminated and shall no longer have any effect.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Code (“California Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2  Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the conditions set forth in Article VI hereof have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, the Closing shall not occur before January 1, 2010.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement or certificate of merger (or like instrument), in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of California (the “Agreement of Merger”), in accordance with the applicable provisions of California Law (the time of such filing by the Secretary of State of the State of California shall be referred to herein as the “Effective Time”).

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation and Bylaws.

(a)  The articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Worldwide Compensation, Inc.”

(b)  The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time (other than any express references to the name of Sub in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

1.5  Directors and Officers.

(a)  Directors of Surviving Corporation.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)  Officers of Surviving Corporation.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c)  Directors of Subsidiaries of Surviving Corporation.  Parent, the Company and the Surviving Corporation shall cause the directors of Sub immediately prior to the Effective Time to be the directors of any Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

(d)  Officers of Subsidiaries of Surviving Corporation.  Parent, the Company and the Surviving Corporation shall cause the officers of Sub immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the bylaws or equivalent organizational documents of each such Subsidiary.

1.6  Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)  “Accounts Payable Adjustment Amount” shall mean an amount, if any, equal to the aggregate dollar value of all Stale Accounts Payable as of the Closing Date.

(ii)  “Aggregate Option Exercise Price” shall mean an amount equal to the lesser of (A) $75,000, or (B) the aggregate exercise price for all Company Options and Company Warrants issued and outstanding immediately prior to the Effective Time.

(iii)  “Aggregate Series A Liquidation Preference” shall mean (A) the Per Share Series A Consideration, multiplied by (B) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), rounded to the nearest one-hundredth (with amounts 0.005 and above rounded up).

(iv)  “Annual Contract Value” shall mean, for any Customer Contract between the Company and any customer of the Company, the aggregate Subscription Fees for the 12-month subscription period beginning on January 1, 2010; provided, however, that Annual Contract Value shall exclude: (A) contracts for which properly invoiced fees are more than ninety (90) days past due as of December 31, 2009; (B) contracts for which the Company’s right to invoice or the customer’s payment obligation with respect to Subscription Fees is contingent upon go-live or other customer acceptance that has not occurred as of December 31, 2009, except for contracts in which the Company is entitled to invoice and the customer is obligated to pay prior to any go-live or other customer acceptance more than fifty percent (50%) of the Subscription Fees billable for the twelve-month period immediately after go-live or other customer acceptance; and (C) contracts for which the Company’s right to invoice or the customer’s payment obligation with respect to Subscription Fees is contingent upon delivery of products or service offerings not in commercial existence and not generally available for use by the Company’s customers as of December 31, 2009, or contingent upon the release of any new product or new version of an existing product that has not been made generally available as of the as of December 31, 2009; provided, further, for purposes of calculating the Annual Contract Value: (x) monthly fees for the 12-month subscription period shall be calculated by prorating the total eligible fees on a monthly basis for each contract year of a contract in which a month of the 12-month subscription period falls; and (y) fee calculations for the 12-month subscription period shall assume the same scope of usage, usage levels, and Company products as those at December 31, 2009, unless the contract irrevocably commits the customer to a different scope of usage.

(v)  “Base Consideration” shall mean an amount of cash equal to (A)  $13,500,000, plus (B) (1) 2, multiplied by (2) the aggregate amount of New ACV; provided, however, that notwithstanding the foregoing the Base Consideration shall not exceed $16,000,000.

(vi)  “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(vii)  “Common Consideration” shall mean (A) (1) the Merger Consideration, plus (2) the Aggregate Option Exercise Price, minus (B) the Aggregate Series A Liquidation Preference.

(viii)  “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and all other shares of capital stock outstanding, if any, of the Company, taken together.

(ix)  “Company Common Stock” shall mean shares of common stock, no par value per share, of the Company.

(x)  “Company Equity Stock” shall mean the Company Transferred Stock, the Company Options and the Company Warrants, taken together.

(xi)  “Company Indebtedness” shall mean all liabilities or obligations of the Company (A) for borrowed money, (B) evidenced by notes, bonds, debentures, derivative or similar, instruments, (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), and (D) in the nature of a guarantee of any of the obligations described in clauses (A) through (C) above.

(xii)  “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company, taken as a whole with its Subsidiaries; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has or will be, a Company Material Adverse Effect: (A) any occurrence or occurrences relating to the industry in which the Company and its Subsidiaries operate, other than that which affects the Company and its Subsidiaries, taken as a whole, disproportionately; (B) any adverse effect (including any loss of or adverse change in the relationship of the Company or its Subsidiaries with their respective customers, suppliers, partners or similar relationship, and excluding any loss of or adverse change in any employee relationship) directly related to the public announcement or pendency of the transactions contemplated by this Agreement; (C) general economic, market or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole or (D) the taking of any action specifically permitted by this Agreement.

(xiii)  “Company Optionholder” shall mean any holder of any Company Option immediately prior to the Effective Time.

(xiv)  “Company Options” shall mean all issued and outstanding options (excluding Company Warrants) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any employee, consultant or director of the Company or its Subsidiaries.

(xv)  “Company Preferred Stock” shall mean the Company Series A Preferred Stock and Company Series B Preferred Stock, taken together.

(xvi)  “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, no par value per share, of the Company.

(xvii)  “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, no par value per share, of the Company.

(xviii)  “Company Transferred Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock and all other shares of capital stock outstanding, if any, of the Company, taken together, other than Company Series B Preferred Stock.

(xix)  “Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested.  For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(xx)  “Company Warrantholder” shall mean any holder of any Company Warrant immediately prior to the Effective Time.

(xxi)  “Company Warrants” shall mean any issued and outstanding warrants to purchase Company Capital Stock.

(xxii)  “Continuing Employee” shall mean each employee of the Company who is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

(xxiii)  “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

(xxiv)  “Customer Contract” shall mean a signed and legally binding contract that provides for access to and use of the Company’s online software products.

(xxv)  “Employee Severance Adjustment Amount” shall mean an amount, if any, equal to the aggregate dollar value of any Employee Severance Payments and all payroll and employment taxes in connection therewith and which are listed on the Statement of Employee Severance Amounts to be delivered by the Company as provided in Section 5.21.

(xxvi)  “Employee Severance Payment” shall mean any amount payable to any employee of the Company pursuant to a Post-Signing Employee Severance Agreement.

(xxvii)  “Employment Related Agreements” means the Employment Offers and Non-Competition Agreements, and Consideration Holdback Agreements

(xxviii)  “Escrow Agent” shall mean U.S. Bank National Association or another institution acceptable to Parent and the Shareholder Representative.

(xxix)  “Escrow Amount” shall mean fifteen percent (15%) of the Merger Consideration.

(xxxii)  “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (both paid and unpaid) incurred or expected to be incurred by the Company as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses.

(xxxi)  “Founders” shall mean John Halloran, Terrance Lynn Lillie and Donald Al Wright.

(xxxii)  “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xxxiii)  “Holdback Shares” shall mean, with respect to each Founder, such Founder’s Company Capital Stock that is issued and outstanding as of the date such Founder enters into his Consideration Holdback Agreement and either (A) is vested as of such date, or (B) a valid and timely filed election under Section 83(b) of the Code has been filed with respect to such stock.

(xxxiv)  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxxv)  “Key Employees” shall mean John Halloran, Terrance Lynn Lillie, Andrea Staples and Donald Al Wright.

(xxxvi)  “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the Key Employees after reasonable inquiry.

(xxxvii)  “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

(xxxviii)     “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort except for (A) Taxes and other governmental charges and assessments which are not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Current Balance Sheet; (B) statutory or common law liens of landlords and of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Current Balance Sheet; (C) non-exclusive licenses granted in the ordinary course of business; (D) rights granted in confidentiality or nondisclosure agreements entered into in the ordinary course of business providing non-exclusive rights to use confidential information for a limited purpose; (E) non-monetary liens or imperfections on property which do not materially detract from the value of or impair in any material way the existing use of the assets or property affected by such liens or imperfections; (F) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due; (G) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security; and (H) restrictions on transfer of securities imposed by applicable state and federal securities laws.

(xxxix)  “Merger Consideration” shall mean (A) the Base Consideration, minus (B) an amount equal to any Company Indebtedness outstanding immediately prior to the Effective Time, minus (C) the Third Party Expense Adjustment Amount, minus (D) the Accounts Payable Adjustment Amount, minus (E) the Employee Severance Adjustment Amount.

(xl)  “New ACV” shall mean the Annual Contract Value for any Customer Contract entered into between the date hereof and December 31, 2009 between the Company and any new customer of the Company, as set forth on a schedule pursuant to Section 5.22.

(xli)  “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(xlii)  “Per Share Common Closing Consideration” shall mean the amount per share received by the holders of Company Common Stock pursuant to Section 1.6(b).

(xliii)  “Per Share Common Consideration” shall mean an amount equal to (A) the Common Consideration, divided by (B) the Total Outstanding Shares.

(xliv)  “Per Share Series A Closing Consideration” shall mean the amount per share received by the holders of Company Series A Preferred Stock pursuant to Section 1.6(b).

(xlv)  “Per Share Series A Consideration” shall mean an amount equal to $0.2466.

(xlvi) "Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xlvii)  “Plan” shall mean the Company’s 2007 Stock Incentive Plan.

(xlvii)  “Post-Signing Employee Severance Agreement” shall mean any severance, termination, change of control or similar agreement, contract or arrangement entered into with an employee of the Company on or after the date hereof.

(xlix)  “Pro Rata Escrow Portion” shall mean, with respect to each Shareholder, an amount equal to the quotient obtained by dividing (A) the amount of cash issuable pursuant to Section 1.6(b) hereof in respect of the shares of Company Capital Stock owned by such Shareholder as of the Effective Time, divided by (B) the aggregate amount of cash issuable to all Shareholders pursuant to Section 1.6(b) hereof in respect of shares of Company Capital Stock as of the Effective Time.

(l)  “Related Agreements” shall mean the Agreement of Merger, Nondisclosure Agreement and all other agreements and certificates entered into by the Company in connection with the transactions contemplated herein.

(li)  “Required Shareholder Vote” shall mean the affirmative vote of the holders of (i) at least 90% of the outstanding Company Transferred Stock, (ii) at least 90% of the outstanding Company Common Stock, and (iii) at least 90% of the outstanding Company Series A Preferred Stock.

(lii)  “SEC” shall mean the United States Securities and Exchange Commission.

(liii)  “Securities Act” shall mean the Securities Act of 1933, as amended.

(liv)  “Shareholder” shall mean any holder of any Company Transferred Stock immediately prior to the Effective Time.

(lv)  “Stale Accounts Payable” shall mean those accounts payable of the Company that have been outstanding for 45 or more days and which are listed on the Statement of Stale Accounts Payable to be delivered by the Company as provided in Section 5.23.

(lvi)  “Subscription Fees” shall mean fees for access to and use of Company’s online software products (excluding set up, consulting, training and education fees).

(lvii)  “Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by anyone or more of its subsidiaries or affiliates.

(lviii)  “Third Party Expense Adjustment Amount” shall mean the difference between (A) the Estimated Third Party Expenses and (B) $75,000; provided, that if the Estimated Third Party Expenses are less than $75,000, the Third Party Expense Adjustment Amount shall be $0.

(lix)  “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights (whether vested or unvested) convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, in each case on an as-converted to Company Common Stock basis; provided, however that Total Outstanding Shares shall not include shares of Company Capital Stock held by Parent.

(b)  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Transferred Stock (excluding, for avoidance of doubt, Company Options, Company Unvested Common Stock and Company Warrants, which shall be treated as provided for in Section 1.6(c) below, and shares of Company Capital Stock held by Parent or the Company, which shall be treated as provided for in Section 1.6(d) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Transferred Stock in the manner provided in Section 1.8 hereof, such portion of the Merger Consideration as set forth below:

(i) each outstanding share of Company Series A Preferred Stock will be converted automatically into the right to receive the Per Share Series A Consideration;

(ii) each outstanding share of Company Common Stock and Company Series A Preferred Stock will be converted automatically into the right to receive the Per Share Common Consideration; provided, however, that in no event shall the holders of Company Series A Preferred Stock receive in excess of $0.7398 per share under this Section 1.6 (and any excess amounts shall be reallocated proportionately in accordance with the Company’s articles of incorporation); and

(iii) notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.7 hereof.

(iv) Notwithstanding the foregoing, a portion of the consideration payable to each Shareholder pursuant to this Section 1.6(b) with respect to the shares of Company Transferred Stock owned by such Shareholder as of the Effective Time shall be reduced pursuant to the escrow provisions of Section1.8(b)(i) and Article VII hereof.

(v)   Each outstanding share of Company Series B Preferred Stock shall be treated as set forth in Section 1.6(d).

(c)  Treatment of Company Options, Company Unvested Common Stock and Company Warrants.

(i)  Effect on Company Options.  No outstanding Company Option shall be assumed by Parent.  At the Effective Time, each then-outstanding Company Option (whether or not vested) shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest and less applicable Tax withholdings, equal to the excess, if any, of the Per Share Common Consideration over the per share exercise price of such Company Option (such amount being hereinafter referred to as the “Option Consideration”), and each such Company Option shall terminate at the Effective Time.  Any Option Consideration will be paid within 10 Business Days of the Effective Time, subject to Section 1.8(c)(ii), and in any event no later than March 15th of the year following the year in which the Closing occurs.

(ii)  Effect on Company Unvested Common Stock.  At the Effective Time, each share of Company Unvested Common Stock issued and outstanding immediately prior to the Effective Time that is unvested as of the Effective Time shall, by virtue of the Merger, be cancelled and extinguished and be converted into and shall become a right to receive an amount in cash, without interest, equal to the Per Share Common Consideration, subject to the escrow provisions of Section1.8(b)(i) and Article VII hereof.

(iii)  Effect on Company Warrants.  No outstanding Company Warrant shall be assumed by Parent.  At the Effective Time, each then outstanding Company Warrant shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest, equal to the excess, if any, of the Per Share Common Consideration over the per share exercise price of such Company Warrant (such amount being hereinafter referred to as the “Warrant Consideration”), and each such Company Warrant shall terminate at the Effective Time.

(iv)  Necessary Actions.  Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under all Company Option agreements, all Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices, obtaining any required consents and amending the terms of the plan.

(d)  Cancellation of Parent Owned and Company Owned Stock.  Each share of Company Capital Stock held by Parent or the Company or any direct or indirect subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time and shall not be converted into the right to receive any portion of the Merger Consideration.

(e)  Withholding Taxes.  Parent, the Company, the Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the recipients of payments hereunder.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  The Company shall be responsible for collecting, remitting and reporting any Taxes withheld under this Section 1.6(e) arising from payments made under Section 1.6(c), other than with respect to payments made to holders of Company

 Unvested Common Stock that have been deposited in the Escrow Fund pursuant to Section1.8(b)(i) and Article VII hereof.

(f)  Shareholder Loans.  In the event that any Shareholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such Shareholder pursuant to this Section 1.6 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Shareholder’s loans as of the Effective Time.  Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(f).  To the extent the consideration payable to such Shareholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Shareholder.

(g)  Capital Stock of Sub.  Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.  Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(h)  Retained Consideration.  Notwithstanding the foregoing, by virtue of this Agreement, at the Effective Time Parent will retain the consideration otherwise payable to each Founder with respect to his Holdback Shares up to an amount that is equivalent to eight percent (8%) of the aggregate consideration payable with respect to his Company Equity Stock pursuant to such Founder’s Consideration Holdback Agreement (such amounts retained with respect to the Holdback Shares held by a Founder, the “Retained Consideration”).  Such Retained Consideration shall be retained by Parent and subject to permanent retention by Parent (i.e., forfeiture by the applicable Founder) on the terms and subject to the conditions set forth in the applicable Founder’s Consideration Holdback Agreement.

1.7    Dissenting Shares.

(a)  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Transferred Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under California Law, as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Transferred Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by California Law.

(b)  Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Transferred Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.4 hereof, upon surrender of the certificate representing such shares.

(c)  The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.

1.8  Surrender of Certificates.

(a)  Exchange Agent.  U.S. Bank National Association shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)  Parent to Provide Cash.

(i)  Within one (1) Business Day following the Effective Time, Parent shall make available to the Company (with respect to payments relating to Company Unvested Common Stock for which the Company has Tax withholding obligations) or the Exchange Agent (with respect to payments relating to all other shares of Company Transferred Stock) for exchange in accordance with this Article I that portion of the Merger Consideration payable pursuant to Section 1.6 hereof in exchange for outstanding Company Transferred Stock; provided, however, that Parent shall deposit into the Escrow Fund an amount of cash equal to the Escrow Amount out of the aggregate Merger Consideration otherwise payable to the Shareholders pursuant to Section 1.6 hereof.  Parent shall be deemed to have contributed on behalf of each Shareholder such Shareholder’s Pro Rata Escrow Portion of the Escrow Amount to the Escrow Fund, rounded to the nearest cent (with amounts $0.005 and greater rounded up).

(ii)  Within one (1) Business Day following the Effective Time, Parent shall make available to the Company for exchange in accordance with this Article I that portion of the Merger Consideration payable pursuant to Section 1.6 hereof in exchange for outstanding Company Options, and the Company shall cause such payments, less applicable Taxes, to be made to holders of Company Options and shall timely remit all appropriate Taxes to the appropriate taxing authority.

(c)  Exchange Procedures.

(i)  As soon as commercially practicable after the Closing Date, Parent (with respect to payments relating to Company Unvested Common Stock for which the Company has Tax withholding obligations) or the Exchange Agent (with respect to payments relating to all other shares of Company Transferred Stock) shall mail an appropriate letter of transmittal in Parent’s standard form to the Shareholders at the address set forth opposite each such Shareholder’s name on the Spreadsheet.  After receipt of such letter of transmittal and any other documents that Parent or the Exchange Agent may require in order to effect the exchange (the “Exchange Documents”), the Shareholders will surrender the certificates and agreements representing their shares of Company Transferred Stock to the Company or the Exchange Agent (such certificates and agreements representing shares of Company Transferred Stock, the “Company Stock Certificates”) for cancellation together with duly completed and validly executed Exchange Documents.  Upon surrender of a Company Stock Certificate for cancellation to the Company or the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Company (with respect to payments relating to Company Unvested Common Stock for which the Company has Tax withholding obligations) or the Exchange Agent (with respect to payments relating to all other shares of Company Transferred Stock) in exchange therefor, the cash amounts (less the amount of cash to be deposited in the Escrow Fund pursuant to Section 1.8(b)(i) and Article VII hereof, the amount of Retained Consideration to be retained pursuant to Section 1.6(h), and any withholding Tax required to be withheld pursuant to applicable laws) to which such holder is entitled pursuant to Section 1.6 hereof, and the Company Stock Certificate so surrendered shall be cancelled.  Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive cash amounts payable, if any, in exchange for shares of Company Transferred Stock into which such shares of Company Transferred Stock shall have been so converted.  No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Transferred Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(ii)  As soon as commercially practicable after the Closing Date, the Company shall mail to each Company Optionholder an acknowledgement in Parent’s standard form at the address set forth opposite each such holders name on the Spreadsheet.  After receipt of such acknowledgement, duly completed and validly executed in accordance with the instructions thereto, the Company Optionholder shall be entitled to receive from the Company, at the next administratively practicable date, the cash amounts to which such Company Optionholder is entitled pursuant to Section 1.6 hereof, after giving effect to any withholding Tax required to be withheld pursuant to applicable laws.  No interest will be paid or accrued on the consideration payable to the Company Optionholders.

(d)  Transfers of Ownership.  If any cash amounts are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)  No Liability.  Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Transferred Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)  Exchange Agent to Return Undistributed Consideration.  At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all Merger Consideration that has been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement.  No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(f) and which are subsequently delivered to the holders of Company Stock Certificates.

1.9  No Further Ownership Rights in Company Transferred Stock.  The portion of the Merger Consideration paid or payable in respect of the surrender for exchange of shares of Company Transferred Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Transferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10  Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, as required by the Exchange Agent and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to (i) deliver a bond of indemnity in such amount as reasonably required by the Exchange Agent and (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11  Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Sub, as of the date hereof and as of the Effective Time, as follows:

2.1  Organization of the Company.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has the corporate power to own its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would be material to the Company and its Subsidiaries, taken as a whole.  The Company has delivered a true and correct copy of its Articles of Incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date (the “Bylaws”), each in full force and effect as of the date hereof (collectively, the “Charter Documents”), to Parent.  The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b)  Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company, separately noting which of such directors and officers has any rights to indemnification from the Company.

(c)  Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

2.2  Company Capital Structure.

(a)  The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, of which 19,245,080 shares are issued and outstanding, 7,597,882 shares of Series A Preferred Stock, of which 7,597,882 shares are issued and outstanding, and 5,102,040 shares of Series B Preferred Stock, of which 5,102,040 shares are issued and outstanding.  The Company Series A Preferred Stock and the Company Series B Preferred Stock are convertible on a one-share for one-share basis into Company Common Stock.  As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule.  The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule, which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound other than preemptive rights in favor of the Company or preemptive rights granted pursuant to the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of September 3, 2008.  All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company

Capital Stock or Company Options, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement).  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  The Company has no other capital stock authorized, issued or outstanding.

(b)  Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock, the name of the holder of such Company Unvested Common Stock, the date of purchase of such Company Unvested Common Stock, the purchase price of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, whether such Company Unvested Common Stock was acquired pursuant the exercise of an incentive stock option and the vesting schedule for such Company Unvested Common Stock, including the grant date, the extent vested to date, whether the vesting of such Company Unvested Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock.  All holders of Company Unvested Common Stock are current employees of the Company.

(c)  Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person.  The Company has reserved 3,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 820,000 shares are issuable, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 2,015,000 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding and (iii) 165,000 shares remain available for future grant.  No shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan.  No shares of Company Capital Stock are issuable upon the exercise of outstanding Company Warrants.  Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option, restricted stock unit or warrant, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant or pursuant to such restricted stock unit, the exercise price of such option or warrant, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.  True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d)  Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the equity of the Company or any of its Subsidiaries (whether payable in equity, cash or otherwise).  Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries.  There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.  As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(e)  There are no outstanding loans to Shareholders.

(f)  The allocation of the Merger Consideration set forth in Section 1.6(b) hereof is consistent with the articles of incorporation of the Company as amended as of immediately prior to the Effective Time.

(g)  The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

2.3  Subsidiaries.  The Company does not have and has never had any Subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, and does not control and has never controlled, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.4  Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company.  This Agreement and the transactions contemplated hereby have been approved by the Required Shareholder Vote.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing performance, injunctive relief and other equitable remedies.

2.5  No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (b) any material mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) except in the case of (c) where any such conflict, violation, or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contracts from and after the Effective Time.  Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6  Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or regional or international organization (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (c) the expiration or early termination of any applicable waiting periods under the HSR Act relating to the transactions contemplated hereby, and/or any material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby, if any.

2.7  Company Financial Statements.  Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2006, 2007 and 2008, and the related consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of the most recently completed fiscal quarter (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the year-to-date period then ended (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”  The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.  The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

2.8  Internal Controls.  The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which management of the Company believes, without having conducted an evaluation of such controls, are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition use or disposition of the assets of the Company and its Subsidiaries.  To the Company’s Knowledge, none of the Company, any of its Subsidiaries, any Employee thereof, or the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.9  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), in excess of $50,000 individually or $100,000 in the aggregate, except for those which (i) have been reflected in the Current Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.

2.10  No Changes.  Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Section 4.1 or Section 4.3 hereof, there has not been, occurred or arisen any:

(a)  transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)  modifications, amendments or changes to the Charter Documents or organizational documents of any Subsidiary;

(c)  expenditure, transaction or commitment exceeding $25,000 individually or $75,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof in any case by the Company or any of its Subsidiaries;

(d)  payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 in any one case, or $75,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e)  destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(f)  employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(g)  adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(h)  adoption of or change in any Tax accounting method or material Tax election, closing agreement in respect of Taxes, settlement of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;

(i)  revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(j)  declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(k)    material increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) by the Company or any of its Subsidiaries of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person;

(l)  any termination or extension, or material waiver, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease (including, without limitation, all Lease Agreements), license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of their respective assets are bound;

(m)  sale, lease, sublease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties;

(n)  material loan by the Company or any of its Subsidiaries to any Person, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(o)  incurring by the Company or any of its Subsidiaries of any material indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p)  waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company or any of its Subsidiaries;

(q)  commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to their respective businesses, properties or assets, or any reasonable basis for any of the foregoing;

(r)  written notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;

(s)  issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of Company Options or Company Warrants or the conversion of Company Preferred Stock or the grant of options to purchase Company Common Stock to employees of the Company under the Plan in the ordinary course of business and consistent with past practice;

(t)  (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person except in the ordinary course of business consistent with past practice, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, other than non-exclusive, end-user licenses for the Company’s products entered into in the ordinary course of business, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, other than non-exclusive, end-user licenses for the Company’s products entered into in the ordinary course of business, or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to their respective customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company except in the ordinary course of business consistent with past practice;

(u)    agreement or modification to any Material Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(v)  event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

(w)  purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any of its Subsidiaries;

(x)  acquisition by the Company or any of its Subsidiaries or agreement by the Company or any of its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(y)  grant by the Company or any of its Subsidiaries of any severance, change in control or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;

(z)  adoption, amendment or termination of any Company Employee Plan, execution or amendment of any Employee Agreement, or payment or agreement by the Company or any of its Subsidiaries to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates or other compensation (including any equity-based compensation) of any Employee, other than non-material increases in the ordinary course of business consistent with past practice;

(aa)  execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any of its Subsidiaries;

(bb)  hiring, promotion, demotion or termination or other change to the employment status or title of any employees; or

(cc)  agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (bb) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement, any Related Agreements and any Employment Related Agreements).

2.11 Accounts Receivable.

        (a)   The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

        (b)   All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied).  No person has any Lien on any accounts receivable of the Company and its Subsidiaries and, to the Knowledge of the Company, no request or agreement for a material deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.12  Tax Matters.

(a)  Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheats, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b)  Tax Returns and Audits.

(i)  The Company and each of its Subsidiaries have (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.

(ii)  The Company and each of its Subsidiaries have paid or withheld with respect to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and has timely paid over any such withheld Taxes to the appropriate authorities.

(iii)  Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of the statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)  No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.  No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.  No claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(v)  Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes as of the Balance Sheet Date that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.  The Company and each of its Subsidiaries has identified all uncertain tax positions contained in all Returns filed by the Company or any of its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(vi)  The Company has made available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since inception.

(vii)  There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.  There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii)  Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person, under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise or (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix)  Section 2.12(b)(ix) of the Disclosure Schedule sets forth the following information with respect to the Company and each of its Subsidiaries: (1) the basis of the Company and each of its Subsidiaries in its assets; (2) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and (3) the amount of any deferred gain or loss allocable to the Company and each of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

(x)  Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii)  Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xiii)  Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.

(xiv)  The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (a)  change in method of accounting made prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in each of items (a), (b), or (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to the Closing.

(xv)  The Company and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvi)  The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.  The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xvii)  The Company and each of its Subsidiaries use the accrual method of accounting for income tax purposes.

(xviii)  To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code pursuant to IRS Notice 2006-100 for the years 2005, 2006 and 2007.

       (c)   Executive Compensation Tax.

(i)  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code or that would give rise to an Employee penalty and Company reporting obligations under Section 409A of the Code using Federal Form W-2, in Box 12 using Code Z or Form 1099-Misc, in Box 15b and Box 7.

(ii)  There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  Section 2.12(c)(ii) of the Disclosure Schedule lists all persons who the Company reasonably believes are or will be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof and as of the Effective Time.

(iii)  Section 2.12(c)(iii) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries.  Each such nonqualified deferred compensation plan is in material compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto.  No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004.  No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time and the Company has no obligation to gross-up any Employee as a result of Taxes imposed under Section 409A.

(iv)  Each Company Option, stock appreciation right other similar right to acquire Company Common Stock or other Capital Stock of the Company or capital stock of any Subsidiary (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company or any Subsidiary that is “service recipient stock” (within the meaning of Section 409A any the temporary or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements provided to Parent.

2.13  Restrictions on Business Activities.  There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.14  Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a)  Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.  Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(b)  The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, could constitute a default).  Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  The Closing will not affect the enforceability against any Person of any such Lease Agreement or any rights of the Company or any of its Subsidiaries or the Surviving Corporation thereunder or otherwise with respect to any Leased Real Property, including, without limitation, the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.  The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(a) of the Disclosure Schedule.  There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule.  Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c)  The Leased Real Property is sufficient and otherwise suitable for the conduct of the Company’s business as presently conducted.

(d)  The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified or amended, except as described in Section 2.14(a) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent.  The Company and its Subsidiaries have not transferred or assigned any interest in any such Lease Agreement, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(e)  Section 2.14(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f)  The Company and its Subsidiaries have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”).

2.15  Intellectual Property.

(a)  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship, including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed (including, for clarity, any applications), certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority.

(b)  Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property.  Section 2.15(b)(2) of the Disclosure Schedule lists all products and services (including products, technologies and services currently under development) offered or planned by Company to be offered by the Company or any of its Subsidiaries and all material Intellectual Property owned or purported to be owned or exclusively licensed by the Company or any of its Subsidiaries.

(c)  Each item of Company Registered Intellectual Property is subsisting and not invalid , and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  There are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.  In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d)  To the Knowledge of Company, all Company Intellectual Property will be fully transferable, alienable and/or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(e)  (Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, and all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is free and clear of any Liens other than those set forth on Section 2.15(e) of the Disclosure Schedule.  The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f)  To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or its Subsidiaries have a written agreement with such person with respect thereto, and the Company or its Subsidiaries thereby have obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non assignable rights, including all author or moral rights, except where the failure to request such waiver would not have a material adverse effect on Company or its Subsidiaries.

(g)  Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s or any Subsidiary’s rights in such Company Intellectual Property to enter into the public domain.

(h)  All Intellectual Property used in the conduct of Company’s or any Subsidiary’s business as presently conducted or planned by the Company to be conducted by the Company or any of its Subsidiaries was written and created solely by either (i) employees of the Company or any of its Subsidiaries acting within the scope of their employment who have assigned all of their rights, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries, and no third party owns or has any rights to any of the Company Intellectual Property.

(i)  Other than the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, “off-the-shelf” or “shrink wrap” software priced at less than $10,000 per copy that is commercially available on substantially the same terms to Parent and is not used in the design, development or maintenance of the Company products or services (“Off-The-Shelf Software”), and the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule, the Company Intellectual Property constitutes, to the Company’s knowledge, all of the Intellectual Property and Intellectual Property Rights that are used in, necessary to or otherwise would be infringed by the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or planned by Company to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any product, technology or service (including  products, technology or services currently under development).  Other than the Open Source Software listed in Section 2.15(u) and Off-The-Shelf Software, Section 2.15(i)(2) of the Disclosure Schedule sets forth to the Company’s knowledge all third party software (including  firmware or other software embedded in hardware) and any other third party Intellectual Property that is used in or necessary to the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or planned by Company to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any product, technology or service.  Section 2.15(i)(2) of the Disclosure Schedule also specifies how such Intellectual Property is used or planned by Company to be used by the Company or any of its Subsidiaries, under what licenses, and whether there is or has been any material failure to comply with the terms of these licenses.

(j)  Other than (i) licenses for the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule or for Off-The-Shelf Software, and the licenses identified on Section 2.15(i)(1) of the Disclosure Schedule, (ii) non exclusive end-user licenses for the Company’s or any Subsidiary’s products entered into in the ordinary course of business and materially the same in substance as the Company’s or any Subsidiary’s standard form(s) of end user license including attachments (which form(s) is or are attached to Section 2.15(j) of the Disclosure Schedule), (iii) employee proprietary information and invention assignment agreements that are materially the same in substance as the Company or any Subsidiary’s standard forms (which form(s) is or are attached to Section 2.15(j) of the Disclosure Schedule), (iv) independent contractor agreements that are materially the same in substance as the Company or any Subsidiary’s standard forms (which form(s) is or are attached to Section 2.15(j) of the Disclosure Schedule), and (v)  confidentiality or non-disclosure agreements entered into in the ordinary course of business, Section 2.15(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights.

(k)  No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has rights to ownership of or a license to improvements or derivative works made by the Company or any of its Subsidiaries of the Intellectual Property or Intellectual Property Rights that have been licensed to the Company or any of its Subsidiaries.

(l)  Other than licenses for the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, non exclusive end-user licenses for the Company’s or any Subsidiary’s products entered into in the ordinary course of business and materially the same in substance as the Company’s or any Subsidiary’s standard form(s) of end user license including attachments, Section 2.15(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any other person wherein or whereby the Company or any of its Subsidiaries agreed to, or assumed, any present or future obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company or any of its Subsidiaries.

(m)  To the Company’s Knowledge, there are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned by Company to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(n)  The operation of the business of the Company and its Subsidiaries as it is currently conducted or planned by Company to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out and sale of any product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries, does not infringe or misappropriate and, when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, will not infringe or misappropriate any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(o)  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p)  To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(q)  The Company and its Subsidiaries have taken all reasonable and customary steps that are required or necessary to protect the Company’s and any Subsidiary’s rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other person to the Company or any of its Subsidiaries in a manner consistent with reasonable business judgment.  Without limiting the foregoing, (i) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(j)(iii) hereto (the “Employee Proprietary Information Agreement”)), (ii) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(j)(iv) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(r)       No Company Intellectual Property, Intellectual Property Rights or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of such Company Intellectual Property.

(s)  To the Knowledge of the Company, no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes a defamatory statement or material, false advertising or otherwise violates any law or regulation.

(t)

(i)  (a)  No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity or funding from third parties was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(ii) No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(u)

(i)     Section 2.15(u)(i) of the Disclosure Schedule lists all software that is distributed as “open source software” (as defined by the Open Source Initiative on opensource.org) or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used in, linked with and/or incorporated into any Company product or service in any way and describes the manner in which such Open Source Software was used in and/or incorporated (such description shall include whether and, if so, generally how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, generally how) such Open Source Software was incorporated into and/or linked with any Company product or service).

(ii)  Neither the Company nor any Subsidiary has used and/or incorporated Open Source Software in any manner that does or is reasonably expected to (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company product or service, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company product or service.  With respect to any Open Source Software that is or has been used and/or incorporated by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in material compliance (for clarity, compliance with attribution and disclaimer requirements is material) with all applicable licenses with respect thereto, the names or copies of which have been provided to Parent or its counsel or both.

(v)  Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(j) of the Disclosure Schedule and warranties implied by law which cannot be disclaimed, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

(w)  The Company has provided Parent a schedule of product and service releases planned by Company to be made within the 180 day period immediately after the Effective Time, which schedule is included in Section 2.15(w) of the Disclosure Schedule.  The Company has a good faith, reasonable belief that it can achieve the release of products and services on such schedule of releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

(x)  Neither the Company nor, to the Company’s Knowledge, any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property, except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company.

(y)  Section 2.15(y) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by the Company or any of its Subsidiaries through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any services provided to customers of the Company (“Company Services”).  “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person.  The Company and each of its Subsidiaries has complied with all applicable laws and contractual obligations, and its published privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information.  The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s and any Subsidiary’s privacy policies.  Copies of all current and prior privacy policies of the Company or any of its Subsidiaries that apply to the Company Sites or the Company Services are attached to Section 2.15(y) of the Disclosure Schedule.  Each such privacy policy and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws (including the laws and regulations applicable in Canada, the European Union and the United States), and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(z)  With respect to all Personally Identifiable Information described in Section 2.15(y) of the Disclosure Schedule, the Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) in a manner consistent with reasonable business judgment in an attempt to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(aa)  Section 2.15(aa) of the Disclosure Schedule sets forth the Company’s and any Subsidiary’s current (as of the date hereof) list of known bugs in its software products, as such  list is maintained by Company.

(bb)  The Company uses up to date commercially available anti-virus software, consistent with the standard security practices of Fortune 500 companies, to keep the products and services (and all parts thereof) of the Company or any of its Subsidiaries free of any virus or other similar third party software routines or components and to prevent the propagation thereof to any users or networks. The products and services of the Company or any of its Subsidiaries are free of “Trojan horses”, “back doors,” “time bombs,”

or “drop dead devices” that permit unauthorized access or disablement of that product of the Company or any of its Subsidiaries or permits unauthorized access, disablement or erasure of data or other software of users (together with viruses, “Contaminants”).  The Company and each of its Subsidiaries endeavors to prevent the introduction of Contaminants into Company Products from software licensed from third parties using the procedures specified in Section 2.15(bb) of the Disclosure Schedule.

(cc)  The Company and each of its Subsidiaries has taken the steps and implemented the procedures specified in Section 2.15(cc) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company from Contaminants.  The Company and each of its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.15(cc) of the Disclosure Schedule.  There have been no material unauthorized intrusions or breaches of the security of information technology systems.

2.16  Agreements, Contracts and Commitments.  Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):

(a) Neither Company nor any of its Subsidiaries is a party to, or is it bound by:

(i)  any agreement for an annual amount greater than $75,000 relating to (1) employment, contractor or consulting arrangements or with respect to which severance payments or benefit obligations have arisen or may arise (other than COBRA obligations), (2) contract or commitment with an Employee or individual consultant, contractor, or salesperson, (3) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (4) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)  any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)  any collective bargaining, union or works council agreements;

(iv)  any lease of personal property having a value in excess of $25,000 individually or $75,000 in the aggregate;

(v)  any agreement that provides for surety, guarantee or indemnification obligations;

(vi)  any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $75,000 in the aggregate;

(vii)  any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)  any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $75,000 in the aggregate;

(x)       any construction contracts;

(xi)  any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xii)  any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence and generally available for use by the Company’s end customers as of the date hereof, and specifically not contingent upon the release of any new product or new version of an existing product;

(xiii)  any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries; or

(xiv)  any other agreement, Contract, lease or commitment, including, without limitation, or any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $25,000 individually or $75,000 in the aggregate or more and is not cancelable without penalty within 30 days (other than customer sales contracts).

(b)   Each Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding written agreement of the Company or any of its Subsidiaries enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other party thereto except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.  With respect to such Contracts, properties or assets, there are no verbal agreements, side-letters or other non-contractual arrangements or communications which might be considered by the other party as committing the Company to any course of action.  The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company or any of its Subsidiaries or any such other party.  True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) and all amendments or modifications thereto have been delivered or made available to Parent.

(c)  The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company or any of its Subsidiaries prior to the date hereof, and, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d) All outstanding indebtedness of the Company or any of its Subsidiaries may be prepaid without penalty.

2.17       Interested Party Transactions.  No officer, director or, to the Knowledge of the Company, Shareholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17.  To the Knowledge of the Company, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

2.18  Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be.  The Company and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations.  The Company Authorizations are in full force and effect and, to the knowledge of the Company, constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

2.19  Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor.  There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned in writing the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.  There is no material action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to California Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.20     Minute Books.  The minutes of the Company and each of its Subsidiaries delivered to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be.  At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21  Environmental Matters.

(a)  Neither the Company nor any of its Subsidiaries (i) has received any  notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries; (iv) has Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability, (v) has been and is in compliance with all Environmental Laws, and (vi) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries.  To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

(b)  For the purposes of this Section 2.21, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution,  protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and (iii) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

2.22  Brokers’ and Finders’ Fees; Third Party Expenses.  Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.  Section 2.22 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses incurred, or expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.23  Employee Benefit Plans and Compensation.

(a) Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“CFRA” shall mean the California Family Rights Act of 1993, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries or any ERISA Affiliate and any Employee, whether written or unwritten.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, or retirement or following separation from service.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b)  Schedule.  Section 2.23(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made any plan or commitment to: (i) establish any new Company Employee Plan or Employee Agreement; (ii) to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); or (iii) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement. Section 2.23(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, annual salary, commissions, bonus, and accrued but unpaid vacation balances of each employee of the Company, any of its Subsidiaries and any ERISA Affiliate as of the date hereof.  To the Knowledge of the Company, no employee listed on Section 2.23(b)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason.  Section 2.23(b)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a service, contractor, consulting or advisory relationship with the Company or any of its Subsidiaries and a brief description of such relationship including start date and compensation terms.

(c)  Documents.  The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee

Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) the form of all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent plan years; (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan; (xii) all HIPAA Privacy Notices, notices of creditable coverage, and all Business Associate Agreements to the extent required under HIPAA; and (xiii) all IRS determination or opinion letter issued, and all applications and correspondence with the IRS and/or the DOL with respect to such application or letter with respect to each Company Employee Plan.

(d)  Employee Plan Compliance.  The Company and each of its Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries and each ERISA Affiliate has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and each of its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)  No Pension Plan or Funded Welfare Plans or MEWAs.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(f)  No Self-Insured Plan.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.

(g)  Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA).  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)  Retiree Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)  COBRA; FMLA; CFRA; HIPAA.  The Company and each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”) and any similar provisions of state law applicable to its Employees.  To the extent required under HIPAA and the regulations issued thereunder, Company and each of its Subsidiaries has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142).  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D or any state law governing health care coverage or extension.

(j)  Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee (an “Employee Payment”), (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k)  Employment Matters.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims, audits, investigations or administrative matters pending, or to the Knowledge of the Company threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending or to the Knowledge of the Company threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee under any worker’s compensation policy or long-term disability plan.  Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.  The services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate.  Section 2.23(k) of the Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any Employee, that result from the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages.

(l)  Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has ever taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plan closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)  No Interference or Conflict.  To the Knowledge of the Company, no Shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s or any Subsidiary’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(n)     International Employee Plan.  Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.1

2.24   Insurance.  Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage and the carrier.  There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) remain in full force and effect.  The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.  Neither the Company, any of its Subsidiaries nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25  Compliance with Laws.  The Company and each of its Subsidiaries have materially complied and are in material compliance with, are not in material violation of, and have not received any notices of suspected, potential or actual violation with respect to, any foreign, federal, state or local statute, Law or regulation.

2.26  Export Control Laws.  The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business.  Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

1 Additional representations to be added if Company has non-US service providers.

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims;

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost; and

(f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.27  Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.28  Substantial Customers and Suppliers.

(a) Section 2.28(a) of the Disclosure Schedule lists, for each of the customers of the Company and its Subsidiaries (the “Company Customers”), the name of such Company Customer, the annual contract value for any Customer Contract between the Company and such Company Customer, and the address and primary contact information for each Company Customer.

(b) Section 2.28(b) of the Disclosure Schedule lists the 10 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date (the “Top Suppliers”).

(c) No Company Customer or Top Supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries since the beginning of the twelve month period ending on the Current Balance Sheet Date, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company been threatened with bankruptcy or insolvency.

2.29  Complete Copies of Materials.  The Company has made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.30  Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.31     Information Statement.  The information furnished on or in any document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the transactions contemplated hereby did not and will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company as of the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1  Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent material adverse effect.

3.2  Authority.  Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, any Related Agreements and any Employment Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Sub of this Agreement, any Related Agreements and Employment Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub.  This Agreement, any Related Agreements and Employment Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing performance, injunctive relief and other equitable remedies.

3.3  No Conflict.  The execution and delivery of this Agreement, any Related Agreements and Employment Related Agreements to which Parent is a party do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, (a) any provision of the certificate of incorporation bylaws of Parent or Sub; or (b) in any material respect any applicable Law or Order.

3.4  Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any of their Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings as may be required under applicable securities laws, (iii) the expiration or early termination of any applicable waiting periods under the HSR Act relating to the transactions contemplated hereby, and/or any material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby, if any, or (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a material adverse effect on Parent and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.5  Cash Resources.  Parent has sufficient cash resources to pay the payments set forth in this Agreement, the Related Agreements and the Employment Related Agreements to which it is a party.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business of the Company.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.  The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date hereof and continuing until the earlier of the termination date of this Agreement or the Effective Time.  From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.3 hereof:

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake any expenditure, transaction or commitment exceeding $25,000 individually or $75,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof;

(c) pay, discharge, waive or satisfy, in an amount in excess of $25,000 in any one case, or $75,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any amended Return or any material Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock, other than the repurchase of Company Unvested Common Stock);

(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person, except pursuant to an agreement in effect as of the date hereof and disclosed in writing to Parent as of the date hereof;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any material right or claim of the Company, including any write-off or other compromise of any material amounts under account receivable of the Company;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets;

(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for (i) the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants or the conversion of Company Preferred Stock or (ii) the issuance of Company Options or Company Unvested Common Stock pursuant to the Plan;

(o)  (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, other than non-exclusive, end-user licenses for the Company’s products entered into in the ordinary course of business, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, other than non-exclusive, end-user licenses for the Company’s products entered into in the ordinary course of business;

(p)  enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

(q)  enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder;

(r)  grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(s)  terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(t)  acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(u)  grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, as of the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing as of the date hereof;

(v)  adopt, amend or terminate any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Employees, except pursuant to agreements outstanding as of the date hereof that have been previously been disclosed in writing to Parent;

(w)  enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(x)  waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options;

(y)  hire, offer to hire or terminate any officer, or encourage or otherwise cause any officer to resign from the Company;

(z)  promote, demote, terminate or otherwise change the employment status or titles of any employee;

(aa)  alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(bb)  cancel, amend or renew any insurance policy, except for renewals on substantially identical terms, consistent with past practice;

(cc)  send any written communication (including electronic communications) to its employees regarding this Agreement or the transactions contemplated hereby;

(dd)  make any representation or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representation regarding offers of employment or provisions of benefits or other compensation from Parent; or

(ee)  take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(bb) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

4.2  No Solicitation.

(a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof (the “Expiration Date”), the Company shall not, and shall cause any of its officers, directors, employees, Shareholders, agents, representatives or affiliates not to (and shall not authorize or permit any of them to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate, facilitate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business or properties of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (D) enter into any agreement with any person relating to an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (A), (B), (C) or (D) above.

(b)  The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (2) the terms of the Acquisition Proposal, and the Company shall provide to Parent a copy of the relevant proposed transaction agreement and other material documents related to the Acquisition Proposal.  In no event will the Company accept or enter in any Acquisition Proposal prior to the Expiration Date.

(c)      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent or representative of Company shall be deemed to be a breach of this Agreement by Company.

4.3  Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Katy Murray
Telephone: (925) 452-3648
Facsimile: (925) 452-3001
E-mail address: kmurray@taleo.com

Michael Boese
Telephone: (925) 452-3710
Facsimile: (925) 452-3001
Email address: mboese@taleo.com

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period beginning on May 3, 2009 through the Expiration Date to (i) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  Parent will provide the Company with copies of such publicly available information about Parent as the Company may request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.2  Company Approval.

(a)  Board Approval.  The board of directors of the Company shall not withdraw, alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby.

(b) S hareholder Approval.  As soon as practicable, but in no event later than three (3) Business Days after the date hereof, the Company shall submit to the Shareholders for approval (in a manner satisfactory to Parent) by such number of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent (i) that a Shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Shareholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.

5.3  Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality and Nondisclosure Agreement dated January 22, 2008 (the “Nondisclosure Agreement”), between the Company and Parent.  Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.”  The Company further acknowledges that Parent’s common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent’s common stock in violation of applicable securities laws.

5.4  Public Disclosure.  Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market.

5.5  Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under Law, Order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”).  Nothing herein shall require Parent to litigate with any Governmental Entity.

5.6  Notification of Certain Matters.  Following the date hereof, the Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7  Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.8      Merger Notification.

(a) To the extent applicable, as reasonably determined by Parent, as soon as may be reasonably practicable, the Company and Parent (and any applicable Shareholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) any filings required by the merger notification or control laws or regulations of any other applicable jurisdictions.  Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.8 to comply in all material respects with applicable law.

(b) The Company and Parent (and/or any applicable Shareholder of the Company) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.8(a) and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.  Except where prohibited by applicable law, the Company and Parent shall consult with each other prior to taking a position with respect to any such filings, shall permit each other to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with each other in preparing and providing such information and promptly provide each other (or the counsel of the other party) copies of all filings, presentations and submissions (and a summary of oral presentations) made with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.  Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.8.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

5.9      Notice to Holders of Company Options and Company Warrants.  Prior to the Effective Time, and subject to the review and approval of Parent, which shall not be unreasonably delayed or withheld; the Company shall take all actions necessary to effect the transactions anticipated by Section 1.6 under all Company Option agreements, Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices, obtaining any required consents and making any necessary amendments to the Plan.  Any materials to be submitted to the holders of Company Options or Company Warrants in connection with the notice required under this Section 5.9 shall be subject to review and approval by Parent, which shall not be unreasonably delayed or withheld.

5.10  Consents.  The Company shall use its best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time.  Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Parent.  In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same.  At the written request of Parent, the Company shall also obtain and deliver to Parent from each of the landlords under leases of premises containing more than 5,000 square feet an estoppel certificate, in a form acceptable to Parent, certifying (i) that the form of the applicable Lease Agreement delivered by the Company to Parent is a true, correct and complete copy of such Lease Agreement and is in full force and effect, that such Lease Agreement has not been modified and that no material rights have been waived thereunder, (ii) the aggregate monthly rental then payable thereunder, and (iii) that, to such landlord’s best knowledge, there exist no defaults on the part of any party to the Lease Agreement or specifying the nature of any such defaults, and providing such further information about the Lease Agreement or the applicable premises as may be reasonably required by Parent.

5.11  Termination of Agreements.  The Company shall terminate each of the agreements listed on Schedule 5.11 hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time.  Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.

5.12  Proprietary Information and Inventions Assignment Agreement.  The Company shall cause each current and former employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement (in a manner sufficient to Parent) with the Company effective as of such employee’s first date of employment or service.  The Company shall cause each current and former consultant or contractor of the Company to have entered into and executed, and each person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement (in a manner sufficient to Parent) with the Company effective as of such consultant or contractor’s first date of service.

5.13  New Employment Benefits.  Continuing Employees shall be eligible to receive employee benefits on substantially the same basis in the aggregate as similarly situated current employees of Parent and its subsidiaries, except as may be provided in a Continuing Employee’s Offer Letter or Employment Offer and Non-Compensation Agreement; provided, that, in Parent’s discretion, for a period not to exceed twelve (12) months, Parent may provide Continuing Employees with benefits in accordance with one or more of  the Company Employee Plans in effect prior to the Effective Time; provided, further, that nothing herein is intended to result in a duplication of benefits.  For purposes of employee benefits for Continuing Employees, Parent shall cause its employee benefit plans to recognize service with the Company and its subsidiaries prior to the Effective Time for eligibility, participation, and vesting but not for benefit accruals under any defined benefit plan, if any, except where doing so would cause a duplication of benefits.  To the extent permitted by applicable law, Parent shall, or shall cause the Parent sponsored plan to, use commercially reasonable efforts to waive any pre-existing condition exclusions (if the condition was covered under the Company’s Employee Plans) and provide that any expenses incurred on or before the Effective Time by a Company employee (or such Company employee’s dependents) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions.

5.14  Employment Offer and Non-Competition Agreements.  Prior to or concurrent with execution of this Agreement, the Company shall cause (i) the Key Employees to execute and deliver to Parent an Employment Offer and Non-Competition Agreement, and (ii) the Founders to execute and deliver to Parent the Consideration Holdback Agreements.

5.15  Resignation of Officers and Directors.  The Company shall cause each officer and director of the Company to execute a resignation letter effective as of the Effective Time.

5.16   Termination of Certain Company Employee Plans.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”) and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such Severance Plans and 401(k) Plans shall not be terminated).  Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Severance Plan(s) and 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be.  The form and substance of such resolutions shall be subject to review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating such Severance Plan(s) and 401(k) Plan(s) as Parent may reasonably require.  In the event that termination of any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (such charges or fees, the “401(k) Fees”) then such 401(k) Fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.  The Company shall pay all 401(k) Fees prior to Closing and, to the extent not paid by the Company, Parent shall be entitled to indemnification for all such 401(k) Fees under Article VII hereof.

5.17  Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.  At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a statement of Estimated Third Party Expenses as of the Closing Date, such statement showing detail of both previously paid and currently unpaid Third Party Expenses incurred by the Company, as well as the Third Party Expenses that are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including any payroll and employment taxes of the Company with respect to payments pursuant to Section 1.6 hereof or with respect to any bonuses paid by the Company in connection with this Agreement or the transactions contemplated hereby, all in form reasonably acceptable to Parent and certified as true, complete and correct by the Company’s Chief Financial Officer (the “Statement of Expenses”) in such officer’s capacity solely as an officer of the Company and not in an individual capacity (an “Officer Certification”).  Parent shall be entitled to indemnification for Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus are not part of the Estimated Third Party Expenses Adjustment Amount, if any (“Excess Third Party Expenses”), in accordance with Section 7.2(a)(v), which amounts shall be paid out of the Escrow Amount and shall not be limited by the Basket Amount.

(a) Notwithstanding the foregoing, any fees relating to any filing by the Company or Parent under the HSR Act or any foreign antitrust laws shall be split equally between Parent and the Company and, for the avoidance of doubt, the Company’s portion of such fees shall not be deemed Third Party Expenses of the Company.  Parent shall pay all required filing fees to the FTC, DOJ or appropriate foreign bodies, as applicable, on behalf of both Parent and the Company and, within one Business Day following such payment, the Company shall reimburse Parent for one-half of the amount of such filing fees (the aggregate of all such amounts, the “Company Filing Fee Obligation”).

5.18  Spreadsheet.  The Company shall deliver to Parent and the Exchange Agent not less than three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent, which spreadsheet shall be certified as true, complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company pursuant to an Officer Certification as of the Closing and which shall include, among other things, as of the Closing:

(a) with respect to each Shareholder, (i) such Person’s address and social security number (or tax identification number, as applicable), (ii) the number of shares of Company Transferred Stock held by such Person (including whether such shares are Company Common Stock or Company Series A Preferred Stock), (iii) the respective certificate number(s) representing such shares, (iv) the liquidation preference and conversion ratio applicable to each share of Company Preferred Stock, (v) the date of acquisition of such shares, (vi) the Pro Rata Escrow Portion applicable to such Person, (vii) the amount of cash to be paid to each holder pursuant to Section 1.6, (viii) the amount of cash, if any, to be paid by the Shareholder in settlement of tax withholding obligations pursuant to Section 1.6(e) and outstanding Shareholder loans pursuant to Section 1.6(f), and (xi) such other information relevant thereto or which the Exchange Agent may reasonably request.

(b) with respect to each holder of a Company Option, (i) such Person’s address and social security number (or tax identification number, if applicable), (ii) the number of shares of Company Transferred Stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) whether such Company Options are incentive stock options or non-qualified stock options, (vi)  the amount of cash to be paid to each holder pursuant to Section 1.6, (vii) the amount of cash, if any, to be paid by such holder in settlement of tax withholding obligations pursuant to Section 1.6(e), and (viii) such other information relevant thereto or which the Exchange Agent may reasonably request; and

(c) with respect to each holder of a Company Warrant, (i) such Person’s address, (ii) the number of shares of Company Transferred Stock underlying each Company Warrant held by such Person, (iii) the respective issuance date(s) of such Company Warrants, (iv) the respective vesting arrangement(s) with respect to such Company Warrants, (v)  the amount of cash to be paid to each holder pursuant to Section 1.6, (vi) the amount of cash, if any, to be paid by such holder in settlement of tax withholding obligations pursuant to Section 1.6(e), and (vii) such other information relevant thereto or which the Exchange Agent may reasonably request.

5.19       Release of Liens.  The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.19 hereto.

5.20      Accounts Payable.  The Company shall deliver to Buyer not less than three (3) Business Days prior to the Closing Date a statement of Stale Accounts Payable, in form and substance reasonably satisfactory to Parent, which shall be certified as true, complete and correct by the Chief Financial Officer of the Company (the “Statement of Stale Accounts Payable”) pursuant to an Officer Certification.

5.21  Employee Severance.  The Company shall deliver to Buyer not less than three (3) Business Days prior to the Closing Date a statement of Employee Severance Payments, in form and substance reasonably satisfactory to Parent, which shall be certified as true, complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company (the “Statement of Employee Severance Amounts”) pursuant to an Officer Certification.

5.22  New ACV Schedule.  The Company shall deliver to Parent not less than five (5) Business Days prior to the Closing Date a schedule of the Annual Contract Values for each Customer Contract between the Company and any new customer of the Company executed between the date hereof and December 31, 2009 (the “New ACV Schedule”), which shall be certified as true, complete and correct by the Chief Executive Officer of the Company pursuant to an Officer Certification.

5.23  FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.24  Tax Bonus Payments.  On or before the Closing Date, the Company shall accelerate and pay the full amount of any Tax bonus the Company is obligated to pay (either currently or, without regard to the acceleration required herein, in the future) to a recipient of Company Unvested Common Stock, each of which such Tax bonus is listed by Company on Schedule 5.24 hereto.  The Company shall be responsible for collecting, remitting and reporting any Taxes to be withheld in connection with the payments of such amounts.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) Regulatory Approvals/HSR Act.  If applicable, as reasonably determined by Parent, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

6.2  Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect.  Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) Shareholder Approval.  Shareholders constituting the Required Shareholder Vote shall have approved this Agreement, the Agreement of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the deposit of the Escrow Amount into the Escrow Fund.

(d) 280G Shareholder Approval.  With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code, the Shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(e) Unanimous Board Approval.  The Board of Directors of the Company shall have unanimously approved this Agreement, the Agreement of Merger, the Merger, and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.

(f) Dissenters’ Rights.  The Company shall have delivered notice in accordance with the applicable provisions of California Law such that no Shareholder will be able to exercise dissenters’ rights if such Shareholder has not perfected such dissenters’ rights prior to Closing, and Shareholders holding no more than five percent (5%) of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Transferred Stock by virtue of the Merger.

(g) Governmental Approval.  All material approvals from any Governmental Entity reasonably deemed appropriate or necessary by Parent shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(h) Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or related to, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof or (ii) against the Company, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.

(i) Third Party Consents.  The Company shall have delivered to Parent all necessary assignment of Contracts and consents, waivers, and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 6.2(i) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(j) Termination of Agreements.  The Company shall have terminated each of those agreements listed on Schedule 6.2(j) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(k) Proprietary Information and Inventions Assignment Agreement.  The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(l) Resignation of Officers and Directors.  Parent shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form acceptable to Parent.

(m) Termination of Certain Company Employee Plans.  Unless Parent has explicitly instructed otherwise pursuant to Section 5.16 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Company Employee Plans referred to in Section 5.16 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.16 hereof.

(n)  Key Employees.  Each of the Key Employees (i) shall have entered into Employment Offer and Non-Competition Agreements, which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time, and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.

(o)  Employment Arrangements.  At least seventy-five percent (75%) of the employees of the Company who are extended offers with Parent (i) shall have entered into “at-will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of an offer letter, which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time, and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.

(p)  Consideration Holdback Agreements.  Each of the Founders shall have entered into Consideration Holdback Agreements.

(q)  280G Waivers.  Each Person who might receive any payments and/or benefits referred to in Section5.2(b) hereof has executed and delivered to the Company a 280G Waiver, substantially in the form attached hereto as Exhibit D (a “280G Waiver”).

(r)  Statement of Expenses.  Parent shall have received from the Company three (3) Business Days prior to the Closing Date the Statement of Expenses pursuant to Section 5.17 hereof, which shall be certified as complete and correct by the Company’s Chief Financial Officer pursuant to an Officer Certification.

(s)  Spreadsheet.  Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 5.18, which shall have been certified as of the Closing Date as complete and correct by the President and the Chief Financial Officer of the Company pursuant to an Officer Certification.

(t)  Statement of Stale Accounts Payable.  Parent shall have received from the Company three (3) Business Days prior to the Closing Date the Statement of Stale Accounts Payable pursuant to Section 5.21, which shall be certified as of the Closing Date as true, complete and correct by the Chief Financial Officer of the Company pursuant to an Officer Certification.

(u)  New ACV Schedule.  Parent shall have received from the Company five (5) Business Days prior to the Closing Date the New ACV Schedule pursuant to Section 5.22, which shall be certified as of the Closing Date as true, complete and correct by the President of the Company pursuant to an Officer Certification.

(v)  Statement of Employee Severance Amounts.  Parent shall have received from the Company three (3) Business Days prior to the Closing Date the Statement of Employee Severance Amounts pursuant to Section 5.23, which shall be certified as of the Closing Date as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company pursuant to an Officer Certification.

(w)  Release of Liens.  Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(w) hereto.

(x)  Legal Opinion.  Parent shall have received a legal opinion from Buchalter Nemer, legal counsel to the Company, substantially in the form attached hereto as Exhibit E.

(y)  Audit.  Parent shall have received from the Company (i) an audited consolidated balance sheet as of December 31, 2007 and December 31, 2008, and the related consolidated statements of income, cash flow and shareholders’ equity for each of the twelve (12) month periods then ended, and (ii) an unaudited consolidated balance sheet as of September 30, 2009, and the related consolidated statements of income, cash flow and shareholders’ equity for the year-to-date period then ended.

(z)  Certificate of the Company.  Parent shall have received certificates from the Company, validly executed by the President of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing; and

(iii) the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and

(aa)  Certificate of Secretary of Company.  Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Shareholders constituting the Requisite Shareholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(bb)  Certificate of Good Standing.  Parent shall have received a certificate of good standing from the Secretary of State of the State of California which is dated within five (5) Business Days prior to Closing with respect to the Company.

(cc)  Certificate of Status of Foreign Corporation.  Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(dd)  FIRPTA Certificate.  Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

6.3  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)  Certificate of Parent.  The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and

(iii) the condition to the obligations of the Company set forth in Section 6.2(a) has been satisfied (unless otherwise waived in accordance with the terms hereof).

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1  Survival of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the twelve (12) month anniversary of the Closing Date (such date, the “Survival Date”); provided that (a) the representations and warranties in Section 2.2 hereof (Company Capital Structure) shall survive indefinitely, (b) the representations and warranties in Section 2.15 (Intellectual Property) shall survive until the twenty-four (24) month anniversary of the Closing Date, and (c) the representations and warranties in Section 2.12 hereof (Tax Matters) (collectively with the representations and warranties in Section 2.2 and Section 2.15, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations; provided further, that in the event of fraud or intentional misrepresentation or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud or intentional misrepresentation or willful breach.  The representations and warranties of Parent and Sub contained in this Agreement, the Related Agreements, the Employment Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

7.2  Indemnification.

(a)  By virtue of the Merger, the Shareholders agree to severally and not jointly indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of the following:

(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein);

(ii) any failure by the Company to perform or comply with any covenant applicable to the Company contained in this Agreement, or any certificates or other instruments delivered pursuant to this Agreement;

(iii) any fraud or intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company;

(iv) any Dissenting Share Payments;

(v) any Excess Third Party Expenses;

(vi) any Stale Accounts Payable;

(vii) any Company Indebtedness;

(viii) any Employee Severance Payments;

(ix) any of the matters disclosed on Schedule 7.2(a) hereto;

(x) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time; and

(xi) any 401(k) Fees that the Company fails to pay prior to the Closing.

The Shareholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b)  Any Person committing fraud or any intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement, in any Related Agreement, in any Employment Related Agreement, certificate or other instrument delivered pursuant to this Agreement, or who has knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation or willful breach of a representation, warranty or covenant committed by such Person.

7.3  Maximum Payments; Remedy.

(a)  Except as set forth in Section 7.3(b) hereof, the maximum amount that the Indemnified Parties may recover from each Shareholder for Losses pursuant to the indemnity set forth in Section 7.2 hereof shall be limited to such Shareholder’s Pro Rata Escrow Portion of the Escrow Fund, regardless of whether such amount is recovered prior to or after distribution of the Escrow Fund pursuant to Section 7.4(d), except that for breaches of the representations and warranties of the Company contained in Section 2.15 (Intellectual Property) hereof, the Indemnified Parties may recover from each of the Shareholders up to an amount equal to such Shareholder’s Pro Rata Escrow Portion of fifty percent (50%) of the Merger Consideration.  Except with respect to claims pursuant to Section 7.3(b), to the extent an Indemnified Party or the Indemnified Parties are entitled to recover Losses in excess of the Escrow Amount, the liability of the Shareholders for such excess amount shall be several and not joint.

(b)  Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of (i) breaches of the representations and warranties of the Company contained in Section 2.2 (Company Capital Structure), or (ii) any fraud or intentional misrepresentation or willful breach by any Person (other than Parent and its affiliates) of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement, each Shareholder shall be liable for all such Losses, provided further that nothing in this Agreement shall limit the liability of any Person (including any Shareholder) for any such Losses if such Person perpetrated such fraud or intentional misrepresentation or willful breach.

(c)  Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing, except where Parent has waived a condition to Closing.

(d)  Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Shareholders, or any of them, in the event that Parent pays more than the Merger Consideration to which the Shareholders, or any of them, are entitled pursuant to Article I of this Agreement.

7.4  Escrow Arrangements.

(a)  Escrow Fund.  By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Shareholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.  The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII.  Any amounts contributed to the Escrow Fund pursuant to Section 1.8 hereof shall become part of the Escrow Fund.  The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b)  Basket Amount.

(i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 7.4(b), an Indemnified Party may not recover any Losses under Section 7.2(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a) hereof in excess of $300,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent or the Shareholder Representative as provided in Section 7.4(e)(iii) hereof, in which case Parent shall be entitled to recover all Losses so identified.

(ii) Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to any intentional breach of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of such breach, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein), (b) incurred pursuant to clauses (ii) through (xi) of Section 7.2(a) hereof, (c) relating to the Specified Representations, or (d) resulting from the failure of any Shareholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(j) hereof.

(c) Satisfaction of Claims.  Except to the extent that the Losses resulted from fraud or intentional misrepresentation or willful breach of any representation, warranty or covenant committed by the Company (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against a Shareholder) or as otherwise provided in Section 7.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied solely from the Escrow Fund.

(d)  Escrow Period; Distribution upon Termination of Escrow Period.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific time, on the date one (1)

 Business Day after the Survival Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds in the Escrow Fund to the Shareholders following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative (or the Shareholder(s) in the event that indemnification is being sought hereunder directly from such Shareholder(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Shareholders at such time.  As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims.  Deliveries of the Escrow Amount out of the Escrow Fund to the Shareholders pursuant to this Section 7.4(d) shall be made in proportion to their respective Pro Rata Escrow Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Shareholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(e)  Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.

(ii) The Escrow Amount shall be invested in a U.S. Bank Money Market Account, as fully described on Exhibit F attached hereto, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For tax reporting and withholding purposes, each Shareholder shall be treated as having received and contributed to the Escrow Fund income earned on such Shareholder’s Pro Rata Escrow Portion of the Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income.

(iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or, in case of non-U.S. persons, Form W-8BEN or other applicable Form W-8) to the Escrow Agent, upon the execution and delivery of this Agreement.

(f)  Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.4(g) and Section 7.4(h) hereof, deliver to Parent, as promptly as practicable, an amount of cash held in the Escrow Fund equal to such Losses.  The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein).  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(ii) In the event that an Indemnified Party pursues a claim directly against any Shareholder(s) or any other Person, subject to the provisions of Section 7.3, Section 7.4(c), Section 7.4(g),

and Section 7.4(h) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(g)  Objections to Claims against the Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.4(f) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”) provided further that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.  Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss.  The Shareholder Representative hereby authorizes the Escrow Agent to deliver an amount from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 7.4(g).

(ii) If the Shareholder Representative (or the Shareholder(s), in the event that indemnification is being sought hereunder directly from such Shareholder(s)) does not object in writing (as provided in Section 7.4(g)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Shareholder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(h) Resolution of Conflicts; Arbitration.

(i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 7.4(g) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.4(h)(v) hereof, for which the Shareholder Representative has waived the right to object), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative.  In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Shareholder Representative shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If either Parent or the Shareholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the other party.

(iii) Any such arbitration shall be held in Alameda County, California, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”).  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Shareholders.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable.  Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Except as set forth in Section 7.4(h)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Shareholders or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(v) This Section 7.4(h) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments, (B) the Excess Third Party Expenses Indemnification Amount, if any, and (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(j) hereof (each of (A), (B), and (C), an “Agreed-Upon Loss”).  Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(g) hereof.

(i) Third-Party Claims.  In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Shareholder Representative of such claim as soon as practicable, and the Shareholder Representative shall be entitled on behalf of the Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.  In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Shareholders directly, as the case may be, with respect to such settlement.  If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  Notwithstanding anything in this Agreement to the contrary, this Section 7.4(i) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss.

(j) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Shareholder Representative.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Shareholders on the basis of the Shareholders’ respective Pro Rata Escrow Portions; provided, however, that in the event any Shareholder fails to timely pay his or her Pro Rata Escrow Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Shareholder’s Pro Rata Escrow Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Shareholder’s Pro Rata Escrow Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Shareholders on the basis of the Shareholders’ respective Pro Rata Escrow Portions; provided, however, that in the event any Shareholder fails to timely pay his or her Pro Rata Escrow Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Shareholder’s Pro Rata Escrow Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Shareholder’s Pro Rata Escrow Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(l) Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.5  Shareholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint Dennis M. Rohan as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services.  Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

(b)  The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment.  The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund prior to any distribution to the Shareholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred.  A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.  Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)  by mutual agreement of the Company and Parent;

(b)  by Parent or the Company if the Closing Date shall not have occurred by January 31, 2010; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c)  by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d)  by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(e)  by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f)  by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 4.2(c), 5.3, 5.4 and 5.17 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.  For purposes of clarity, nothing in Article VII shall limit the liability of the Company (i) for any breach of Sections 4.2, 5.3 and 5.4, or (ii) after the date hereof, for any breach of any other representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement, in the event of termination of this Agreement.

8.3  Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  For purposes of this Section 8.3, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

8.4  Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 8.4, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)  if to Parent or Sub, to:

Taleo Corporation
4140 Dublin Blvd., Suite 400
Dublin, CA 94568
Attn: Chief Financial Officer
Telephone: (925) 452-3000
Facsimile:  (925) 452-3001

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention:  Mark A. Bertelsen
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(b)  if to the Company or the Shareholder Representative, to:

Worldwide Compensation, Inc.
643 Bair Island Road, Suite 302
Redwood City, CA  94063
Attention: Chief Executive Officer
Fax: (949) 315-3227
Tel:  (650) 261-1716

with a copy to:

Buchalter Nemer
1000 Wilshire Boulevard, Suite 1500
Los Angeles, CA 90017
Attention: Armen S. Martin

(c)  if to If to the Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
One California Street Suite 2100
San Francisco, CA 94111
Attention: Sheila Soares
Telephone: 415-273-4532
Email: Sheila.soares@usbank.com
Facsimile No.: (415) 273-4590

9.2  Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4  Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5  Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6  Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7  No Third Party Beneficiaries.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, Indemnified Employee, Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

9.8          Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 7.4(h) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Alameda County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to Section 7.4(h) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.9   Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10  Attorney’s Fees.  If any legal action or other proceeding is brought with regard to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled after final non-appealable resolution of the matter.  This Section 9.10 shall only apply if this Agreement has been terminated pursuant to the terms of Section 8.1(b), Section 8.1(e) or Section 8.1(f).  This Section 9.10 shall not apply to any mutual settlement to an action filed by either party.

9.11  USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

TALEO CORPORATION

By: /s/ Michael Gregoire
Name: Michael Gregoire
Title: Chief Executive Officer

WORLDWIDE COMPENSATION, INC.
By: /s/ John F. Halloran
Name: John F. Halloran
Title: Chief Executive Officer

WYOMING ACQUISITION CORPORATION
By: /s/ Josh Faddis
Name: Josh Faddis
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION
By: /s/ Sheila K. Soares
Name: Sheila K. Soares
Title: Vice President

SHAREHOLDER REPRESENTATIVE
By: /s/ Dennis M. Rohan
Name: Dennis M. Rohan

OMITTED ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

The following attachments to the Amended and Restated Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Taleo hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Taleo reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION
Schedule 5.11	Terminated Agreements

Schedule 5.19	Liens

Schedule 5.24	Tax Bonuses

Schedule 6.2(i)	Third Party Consents

Schedule 6.2(j)	Terminated Agreements

Schedule 6.2(w)	Liens to be Released

Schedule 7.2(a)	Other Indemnity Matters